O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
              EXHIBIT 3.3 - AMENDMENT OF ARTICLES OF INCORPORATION



Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.   The name of the Corporation is O'Reilly Automotive, Inc.

2. An amendment to the Corporation's Restated Articles of Incorporation was adopted by the shareholders at a meeting duly held on May 4, 1999.

3. Section (a) of Article III of the Corporation's Restated Articles of Incorporation is deleted in its entirety, and the following is inserted in its place:

                                   ARTICLE III

          The aggregate number, class and par value of shares which the corporation shall have the authority to issue shall be ninety million (90,000,000) shares of common stock, par value $.01 per share and five million (5,000,000) shares of preferred stock, par value $.01 per share.

4. Of the 21,376,421 shares outstanding, all of such shares were entitled to vote on such amendment.

5.   The number of shares voted for and against the amendment was as follows:

                  16,122,317 shares voted for the amendment
                  1,080,310 shares voted against the amendment
                  28,027 shares abstained from voting

6. The amendment changed the number of authorized shares having a par value, and the amount in dollars of authorized shares having a par value as changed is $950,000.

     The amendment did not change the number of authorized shares without par value.

7. The amendment does not provide for an exchange, reclassification or cancellation of issued shares, or a reduction of the number of authorized shares of any class.


     IN WITNESS WHEREOF, the undersigned, James R. Batten, has executed this instrument and its Secretary has affixed its corporate seal hereto and attested said seal as of the 20th day of July, 1999.


                                                    O'REILLY AUTOMOTIVE, INC.
CORPORATE SEAL
                                                  By:/s/ James R. Batten
                                                     ---------------------------
                                               Title:Vice-President of Finance
                                                       and CFO

ATTEST:

/s/ Tricia Headley, Secretary
-----------------------------


STATE OF MISSOURI )
                  ) SS
COUNTY OF GREENE  )

I, Cynthia L. Bennett, a Notary Public, do hereby certify that on this 20th day of July, 1999, personally appeared before me James R. Batten, who being by me first duly sworn, declared that he is the Vice President of Finance and CFO of O'Reilly Automotive, Inc., that he signed the foregoing document as Vice-President of the Corporation, and that the statements therein contained are true.



                                                   /s/ Cynthia L. Bennett
                                                   -----------------------------
                                                   Notary Public

My commission expires:
January 28, 2003